UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number:  333-118843-35


    Banc of America Mortgage Securities, Inc.
    Mortgage Pass-Through Certificates,
    Series 2005-9  Trust

  (Exact name of Registrant as specified in its charter)




    c/o Wells Fargo Bank, N.A.
    9062 Old Annapolis Road
    Columbia, MD 21045
    (410) 884-2000



     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


  15IO

  15PO

  1A1

  1A10

  1A11

  1A12

  1A2

  1A3

  1A4

  1A5

  1A6

  1A7

  1A8

  1A9

  1AR

  2A1

  30IO

  30PO

  3A1

  3A2

  3A3

  4A1

  4A2

  4A3

  B1

  B2

  B3

  B4

  B5

  B6


  (Title of each class of securities covered by this Form)

     None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           / /

     Rule 12g-4(a)(1)(ii)          / /

     Rule 12g-4(a)(2)(i)           / /

     Rule 12g-4(a)(2)(ii)          / /

     Rule 15d-6                    /X/

     Rule 12h-3(b)(1)(i)           /X/

     Rule 12h-3(b)(1)(ii)          / /

     Rule 12h-3(b)(2)(i)           / /

     Rule 12h-3(b)(2)(ii)          / /


  Approximate number of holders of record as of the certification or notice date:
                Less than 300 Holders




  Pursuant to the requirements of the Securities Exchange Act of 1934,

    Banc of America Mortgage Securities, Inc.
    Mortgage Pass-Through Certificates,
    Series 2005-9  Trust


  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: 01/16/2006
  By: /s/ Beth Belfield, Officer



  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.